UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010

US Oncology Holdings, Inc.

US Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware Delaware	333-126922 0-26190	20-0873619 84-1213501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10101 Woodloch Forest

The Woodlands, Texas 77380

(Address of principal executive offices including zip code)

(281) 863-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 1, 2010, US Oncology Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with McKesson Corporation (“McKesson”), Utah Acquisition Corporation, a wholly owned subsidiary of McKesson (“Merger Sub”), and Utah Stockholders’ Agent LLC, as Stockholders’ Agent, providing for the merger of Merger Sub with and into the Company (the “Merger”).

The Merger Agreement provides for a $2,160,000,000 enterprise value for the Company. The equity proceeds will be determined by subtracting from such enterprise value indebtedness of the Company, transaction expenses, certain change of control and severance related payments to employees and certain tax benefits and by adding to such enterprise value a cash credit amount of $198,900,000. The equity holders have provided certain post closing indemnification rights to McKesson.

Consummation of the Merger is subject to customary conditions, including without limitation (i) the expiration or termination of applicable antitrust waiting periods, and (ii) the absence of any law, order or injunction prohibiting the Merger. Moreover, McKesson’s obligation to consummate the Merger is subject to certain other conditions, including without limitation (i) the accuracy of the Company’s representations and warranties (subject to a material adverse effect qualifier ), (ii) the Company’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers), (iii) no material adverse effect having occurred since December 31, 2009 and (iv) the Company having caused the delivery of redemption notices with respect to the Company’s outstanding public bonds.

Either the Company or McKesson may terminate the Merger Agreement if the Merger has not occurred by December 31, 2010, provided that either such party may extend such termination date to April 30, 2011 if the closing has not occurred due to the failure of any antitrust related waiting periods to have expired.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of McKesson and Merger Sub. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by confidential disclosures made to McKesson and Merger Sub in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Item 8.01	Other Events.

On November 1, 2010, the Company and McKesson issued a joint press release announcing the execution of the Merger Agreement.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among McKesson Corporation, Utah Acquisition Corporation, US Oncology Holdings, Inc. and Utah Stockholders’ Agent LLC, as stockholders’ Agent dated November 1, 2010.

99.1	Press Release issued by US Oncology, Inc. and McKesson Corporation dated November 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2010	By:	/s/ B. Scott Aitken
B. Scott Aitken
Secretary